UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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EDAC TECHNOLOGIES CORPORATION

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EDAC TECHNOLOGIES CORPORATION
1806 NEW BRITAIN AVENUE
FARMINGTON, CONNECTICUT 06032
(860) 677-2603
Notice of 2011 Annual Meeting of Shareholders
to be held on Wednesday, April 27, 2011
     The 2011 Annual Meeting of Shareholders of EDAC Technologies Corporation, a Wisconsin corporation (the “Company”), will be held at the offices of the Company at 275 Richard Street, Newington, Connecticut 06111, on Wednesday, April 27, 2011, at 9:30 a.m. local time, to consider and act upon the following matters:
     1. To elect seven directors to serve until the next Annual Meeting of Shareholders;
     2. To approve the EDAC Technologies Corporation 2011 Equity Incentive Plan;
     3. To ratify the appointment of CCR LLP as independent auditors of the Company for the fiscal year ending December 31, 2011; and
     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

By Order of the Board of Directors
/s/Glenn L. Purple
Glenn L. Purple, Secretary

Farmington, Connecticut
March 21, 2011
     Shareholders of record at the close of business on March 2, 2011 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.
     Your vote is important. Whether or not you expect to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope in order to ensure representation of your shares at the meeting. No postage need be affixed if the proxy card is mailed in the United States. To obtain directions to attend the meeting and vote in person, please call the Company at (860) 678-8140.
     A copy of the Company’s 2010 Annual Report to Shareholders and a Proxy Statement also accompany this Notice.
          Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Shareholders to be held on April 27, 2011:

     A copy of the Company’s 2010 Annual Report to Shareholders and the Proxy Statement for the 2011 Annual Meeting of Shareholders are also available at the following website: http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=12542

EDAC TECHNOLOGIES CORPORATION
1806 NEW BRITAIN AVENUE
FARMINGTON, CONNECTICUT 06032
Proxy Statement for the 2011 Annual Meeting of Shareholders
to be held on Wednesday, April 27, 2011
SOLICITATION AND VOTING
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EDAC Technologies Corporation (“EDAC” or the “Company”) of proxies, in the accompanying form, to be used at the 2011 Annual Meeting of Shareholders of the Company to be held at the offices of the Company, 275 Richard Street, Newington, Connecticut 06111, on Wednesday, April 27, 2011, at 9:30 a.m. local time, and any adjournments thereof.
     The Company’s Annual Report for the fiscal year ended January 1, 2011 is being mailed to shareholders, along with these proxy materials, on or about March 21, 2011.
     At the close of business on March 2, 2011, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 4,924,469 shares of common stock, par value $.0025 per share (“Common Stock”), outstanding and entitled to vote, constituting all of the outstanding voting stock of the Company. Holders of Common Stock are entitled to one vote per share.
     The holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares that abstain or otherwise do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.
     Assuming a quorum is present, the affirmative vote of the holders of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors, meaning the seven directors receiving the most votes will be elected. All other matters which are properly brought before the meeting will be approved upon the affirmative vote of a majority of the shares of Common Stock represented and voting on the matter. Shares that abstain from voting as to a particular matter, and shares held in “street name” by a broker or nominee that indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will not be voted in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or the shares voting on that matter.
     Please note that the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. New York Stock Exchange (“NYSE”) rules prohibit brokers from voting on the election of directors or approval of equity incentive plans without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on the proposal regarding the election of directors or the proposal regarding the approval of the EDAC Technologies Corporation 2011 Equity Incentive Plan.
     Although not required by law, the Company is seeking shareholder approval to ratify the appointment of CCR LLP as the Company’s independent auditors for the 2011 fiscal year. If shareholders do not ratify such appointment, the Company may reevaluate its appointment.
     All shares of Common Stock represented by properly executed proxies that are received in time for the Annual Meeting and which have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares of Common Stock will be voted “FOR” each nominee for election to the Board of Directors, “FOR” the approval of the EDAC Technologies Corporation 2011 Equity Incentive Plan, and “FOR” the ratification of the appointment of CCR LLP as independent auditors of the Company. In addition, the persons designated in such proxies will have the discretion to vote on matters incident to the conduct of the Annual Meeting. If the Company proposes to adjourn the Annual Meeting, the persons named in the enclosed proxy card will vote all shares of Common Stock for which they have authority in favor of such adjournment.
     The grant of a proxy on the enclosed proxy card does not preclude a shareholder from voting in person at the Annual Meeting. A shareholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of the Company, prior to the Annual Meeting, a written notice of revocation bearing a later date and time than the proxy, delivering to the Secretary of the Company a duly executed proxy bearing a later date and time than the revoked proxy, or attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy.
Voting questions
What am I voting on?
There are three proposals scheduled to be voted on at the meeting:
•	The election of seven directors;

•	The approval of the EDAC Technologies Corporation 2011 Equity Incentive Plan; and

•	The ratification of the appointment of CCR LLP as the Company’s Independent Auditors for 2011.
Who is entitled to vote?
You are entitled to vote or direct the voting of your EDAC Common Stock at the Annual Meeting if you were a shareholder at the end of the day on March 2, 2011, the record date. You may own EDAC Common Stock either (1) directly in your name as a shareholder of record or (2) indirectly through a broker, bank or other nominee as a beneficial owner. A shareholder of record is a person or entity that holds shares on the record date which are registered in such shareholder’s name on the records of American Stock Transfer & Trust Company, EDAC’s stock transfer agent. A beneficial owner is a person or entity that holds shares on the record date through a broker, bank or other nominee. Beneficial owners are generally entitled to provide voting instructions to the shareholder of record of those shares.

How can shareholders vote?
Shareholders of record can vote in person by attending the Annual Meeting or can vote by proxy. We send proxy cards to all shareholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees typically offer telephonic or electronic means by which beneficial owners can submit voting instructions, in addition to the traditionally mailed voting instruction cards. You are welcome to attend the Annual Meeting and vote in person, however, if you are a beneficial owner, you will need to contact the broker, bank or other nominee through which you indirectly own the shares, to obtain a “legal proxy” to permit you to vote by written ballot at the Annual Meeting.
How does the Board of Directors recommend shareholders vote on the matters to be considered at the meeting?
The Board recommends a vote:
FOR each of its nominees for election as director,

FOR the approval of the EDAC Technologies Corporation 2011 Equity Incentive Plan, and

FOR the appointment of CCR LLP as Independent Auditors.
What does it mean if I receive more than one proxy card?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card.
Could other matters be decided at the Annual Meeting?
At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.
If other matters are properly presented at the Annual Meeting for consideration, the persons named in your proxy card, if you are a shareholder of record, will have the discretion to vote on those matters for you.
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Nominees
     The Company’s By-Laws provide for at least five and no more than nine directors to be elected at each Annual Meeting of Shareholders. Each director holds office until the next succeeding Annual Meeting and until his or her successor is duly elected. In accordance with the By-Laws, the Board of Directors has set the number of directors at seven, effective as of April 27, 2011, the date of the Annual Meeting of Shareholders. Proxies may not be voted for more than seven directors. The persons named in the enclosed proxy will vote to elect each of Lee K. Barba, Joseph Lebel, Dominick A. Pagano, John A. Rolls, Christopher R. Sansone, Ross C. Towne and Daniel C. Tracy as directors, unless authority to vote for the election of the nominees is withheld by marking the proxy to that effect. Each of the nominees is currently a director of the Company, except for Mr. Sansone. Each of the nominees has indicated his willingness to serve, if elected, but if any of such persons should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.
     The Governance and Nominating Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of the Company’s businesses. Each of the nominees for election as a director holds or has held executive, management or professional positions in such organizations and has operating or professional experience that meets this objective. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Each of our current directors has previous experience serving on boards of directors and board committees of either our Company or other public companies and has an understanding of corporate governance practices and trends.
     The Governance and Nominating Committee also believes that each of the nominees has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board and its committees. The Governance and Nominating Committee takes into account diversity considerations in determining the Company’s nominees and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. Each of the nominees, other than Mr. Pagano, is also independent of the Company and management.
     In addition to the above qualifications and the criteria set forth below in this Proxy Statement under the heading “Director Nominations”, the Governance and Nominating Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

		Director	Principal
Name	Age	Since	Occupation
Lee K. Barba (1)	60	2010	CEO of Maitoya Farm Inc. (a private investment and consulting firm)

Joseph Lebel (2)	80	2005	Retired Quality Control Manager for the Company

Dominick A. Pagano (3)	67	2001	President and Chief Executive Officer of the Company

John A. Rolls (4)	69	2009	Managing Partner of Core Capital Partners LLP (a private investment partnership)

Christopher R. Sansone (5)	36	n/a	Managing Member of Sansone Partners, LP (a private portfolio management partnership) and analyst for Robotti & Company LLC (a private equity investments firm)

		Director	Principal
Name	Age	Since	Occupation
Ross C. Towne (6)	66	2002	Owner of Management Partners Inc. (a management consulting firm)

Daniel C. Tracy (7)	70	1999	Chairman of the Board of the Company and Business Consultant

(1)	Mr. Barba was Chairman and Chief Executive Officer of thinkorswim Group Inc., a leading online brokerage and investor education firm which he built through acquisitions from 2000 until its sale to TD Ameritrade in 2009. Prior to that, he was President of Coral Energy L.P., a joint venture of Shell Oil Company focused on deregulated energy markets and spent over 22 years on Wall Street as an investment banker at Paine Webber, Lehman Brothers and Bankers Trust. Mr. Barba was appointed a director of the Company effective January 7, 2010.

(2)	Mr. Lebel was the Quality Control Manager for the Company from 1961 until he retired in 1995. He was a director of the Company from 2001 to 2002.

(3)	Mr. Pagano became President and Chief Executive Officer of the Company in August 2002. Until March 2007, Mr. Pagano also owned and operated Dapco Industries, Inc., a manufacturer of ultrasonic inspection equipment for the steel and railroad industries, which he founded in 1972, serving as its President and Chief Executive Officer. In March 2007, Mr. Pagano sold Dapco Industries, Inc. and, in March 2009, concluded a two year contract serving on a part time basis as its President. Mr. Pagano served as Chairman of the Board of Directors of American Environmental Technologies, Inc. from 1988 until 1999. Mr. Pagano has been a director of the Company since July 2001, but he did not serve as a director from April 2002 to October 2002.

(4)	Mr. Rolls is Managing Partner of Core Capital Partners LLP, a private investment partnership, a position he has held since 2006. From 1996 until 2006 he served as President and Chief Executive Officer of Thermion Systems International; previously, he was President and Chief Executive Officer of Deutsche Bank North America; Executive Vice President and Chief Financial Officer of United Technologies; Senior Vice President and Chief Financial Officer of RCA; and Treasurer of Monsanto Company. Mr. Rolls is a director of FuelCell Energy, Inc. and International Executive Service Corporation.

(5)	Mr. Sansone is a founder and a managing partner of Sansone Partners, LP, an investment partnership formed in July 2007 to invest in publicly traded securities, Mr. Sansone has been an analyst for Robotti & Company LLC, a New York City based investment research boutique since September 2003 except for the period of time from June 2009 to September 2009 when Mr. Sansone joined a newly formed private equity group called Seaward Partners, which focuses on acquiring small public and private companies. While at Robotti & Company, he has advised the firm’s institutional clients on small cap investment opportunities. Mr. Sansone is a graduate of Pace University. The Board of directors has determined that Mr. Sansone, a nominee for director who has not previously served as a director of the Company, meets the qualifications for an independent director, as such term is defined in Rule 5605 of the NASDAQ Marketplace Rules.

(6)	Mr. Towne has owned Management Partners, Inc., a management consulting firm specializing in business planning, organizational restructuring and operational audits, since 1990. He served as President and Chief Financial Officer of The Washington Source, Inc. from 2000 to 2004.

(7)	Mr. Tracy was employed by Arthur Andersen LLP from 1963 until his retirement in 1998, serving since 1975 as a partner.
The Board of Directors recommends that shareholders vote FOR all of the nominees for director.
Board Leadership Structure and Risk Oversight
          Mr. Tracy, an independent director, currently serves as Chairman of the Board of Directors. Mr. Pagano, a management director, currently serves as President and Chief Executive Officer of the Company. The Company believes it is the Chairman’s responsibility to lead the Board of Directors and the President and Chief Executive Officer’s responsibility to lead the day-to-day operations of the Company. As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have an independent Chairman who is responsible for leading the Board, which allows the President and Chief Executive Officer to focus on running the Company. This separation of responsibilities ensures that there is no duplication of effort between the Chairman and the President and Chief Executive Officer. We believe this separation of leadership provides strong leadership for our Board, while also positioning our President and Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and shareholders.
          Our Board of Directors currently has five independent directors and only one non-independent director, the President and Chief Executive Officer.
          The Company has four board committees comprised solely of independent directors, each with a different independent director serving as chair. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-management Chairman, benefits the Company and our shareholders.
          The Audit Committee is primarily responsible for overseeing the Company’s risk management process on behalf of the full Board of Directors. The Audit Committee periodically meets with the Company’s management to review the Company’s risk exposure and the steps management has taken to monitor and control such exposure. The Audit Committee reports regularly to the full Board of Directors, which also considers the Company’s risk profile. While the Audit Committee and the full Board of Directors oversee the Company’s risk management, the Company’s management is responsible for the day-to-day risk management process. The Company believes that this division of responsibilities is the most effective approach for addressing risks that may face the Company.
Board and Committee Meetings and Related Matters
          The Company has an Audit Committee, a Compensation Committee, a Finance Committee and a Governance and Nominating Committee of the Board of Directors.

          From April 28, 2010, and for the remainder of the year, the Audit Committee was composed of Messrs. Lebel, Towne and Tracy. For the portion of the year prior to April 28, 2010, the committee was composed of Messrs. Towne, Tracy and Stephen Raffay, a former director of the Company who did not stand for reelection at the 2010 Annual Meeting of Shareholders. The committee held four meetings in 2010. The Audit Committee meets annually to consider the report and recommendation of the Company’s independent auditors and is available for additional meetings upon request of such auditors. The Audit Committee’s functions also include the engagement and retention of such auditors, adoption of accounting methods and procedures, public disclosures required for compliance with securities laws and other matters relating to the Company’s financial accounting and reporting. For additional information regarding the Audit Committee, see the “Report of the Audit Committee” below.
          From April 28, 2010, and for the remainder of the year, the Compensation Committee was composed of Messrs. Barba, Rolls and Towne. For the portion of the year prior to April 28, 2010, the committee was composed of Messrs. Lebel, Raffay, Rolls, Towne and Tracy. The Compensation Committee sets the compensation for the executive officers of the Company and establishes compensation policies for the Company’s Chief Executive Officer and other executive officers. The Compensation Committee is primarily responsible for the administration of the Company’s stock option plans, under which option grants may be made to employees, officers, directors and consultants. The Compensation Committee convened three times in fiscal year 2010.
          From April 28, 2010, and for the remainder of the year, the Governance and Nominating Committee was composed of Messrs. Barba, Lebel, Rolls and Towne. For the portion of the year prior to April 28, 2010, the committee was composed of Messrs. Lebel, Raffay, Rolls, Towne and Tracy and, effective January 7, 2010, Mr. Barba. The Governance and Nominating Committee held one meeting during 2010.
          The Board of Directors formed the Finance Committee in April 2010 naming Messrs. Barba, Lebel and Rolls as members. The Finance Committee is primarily responsible for advising management on strategic opportunities, investor relations and the Company’s capital needs. The Finance Committee held one meeting during 2010.
          The Board of Directors held six meetings during 2010, of which one was telephonic. In 2010, no director attended fewer than 75% of the total number of meetings of the Board of Directors and each Committee on which he served.
          The Board of Directors has determined that the following members of the Board are independent directors, as such term is defined in Rule 5605 of the NASDAQ Marketplace Rules: Lee K. Barba, Joseph Lebel, John A. Rolls, Ross C. Towne and Daniel C. Tracy.
Director Nominations
          From April 28, 2010, and for the remainder of the year, the Governance and Nominating Committee was composed of Messrs. Barba, Lebel, Rolls and Towne. For the portion of the year prior to April 28, the committee was composed of Messrs. Lebel, Rolls, Raffay, Towne and Tracy and, effective January 7, 2010, Mr. Barba. All of the committee members were independent directors. The duties and responsibilities of the Governance and Nominating

Committee are set forth in a written Nominating Committee Charter. A copy of the charter is available on the Company’s website: www.edactechnologies.com . Nominations of candidates for election as directors may be made by the Governance and Nominating Committee or by shareholders. The Governance and Nominating Committee will consider director candidates recommended by shareholders.
     The general criteria that the Governance and Nominating Committee uses to select nominees, whether such nominees are recommended by the Governance and Nominating Committee or by a shareholder, are: such individual’s reputation for integrity, honesty and adherence to high ethical standards; their demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company; their willingness and ability to contribute positively to the decision-making process of the Company; their commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees; their ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include shareholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all shareholders; and no nominee should have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s shareholders and to fulfill the responsibilities of a director. While the Nominating Committee Charter does not expressly contain diversity standards, as a matter of practice, the Governance and Nominating Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.
     A shareholder may nominate one or more persons for election as a director at a meeting of shareholders only if such shareholder has given timely notice in proper written form of his or her intent to make such nomination or nominations. To be timely, such shareholder’s notice must be delivered to or mailed to and received by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the later of (i) the 60th calendar day prior to the date of such meeting or (ii) the 10th calendar day following the day on which public announcement is first made of the date of such meeting. In no event shall the public announcement of an adjournment of a meeting commence a new time period for the giving of a shareholder’s notice described above. To be in proper form, a shareholder’s notice to the Secretary shall set forth:
•	the name and address of the shareholder who intends to make the nomination, the name and address of the person or persons to be nominated;

•	a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting, that the shareholder will continue to be a holder of record of stock of the Company as of the date of such meeting and, if applicable, that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•	such other information regarding each nominee to be proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as director of the Company if so elected.
     The Chairman of the meeting shall refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
Director Attendance at the Annual Meeting
     Although the Company does not have a formal policy with respect to director attendance at annual meetings, the Company strongly encourages directors to attend the annual meeting. All of our directors who were directors in 2010 attended last year’s annual meeting, and we expect that all of our directors will attend this year’s annual meeting.
Shareholder Communications with the Board of Directors
     The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties. Absent unusual circumstances, the Chairman of the Board of Directors will, with the assistance of the Company’s outside legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.
     Shareholders and other interested parties who wish to send communications to the Board should address such communications to Daniel C. Tracy, Chairman of the Board, EDAC Technologies Corporation, 1806 New Britain Ave., Farmington, CT 06032.
Fees of Independent Auditors
     The following is a summary of the fees billed by the Company’s principal accountant for professional services rendered for the fiscal years ended January 1, 2011 and January 2, 2010.

Fee Category	Fiscal 2010 fees	Fiscal 2009 fees
Audit Fees	$124,000	$98,350
Audit-related fees	—	—
Tax Fees	—	—
All Other Fees	18,000	132,310

Total Fees	$142,000	$230,660

     Audit Fees. Services consist of the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q.
     Audit-Related Fees. Services consist of that which are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, but are not reported under “Audit Fees.” No such fees were incurred during the past two years.
     Tax Fees. Services consist of tax return preparation and tax advice for federal and state taxes. Services for fiscal 2010 and fiscal 2009 were provided by accountants other than the Company’s principal accountant.
     All Other Fees. Services consisted of audits of the Company’s employee benefit plans. For fiscal 2009, services also included an audit of the prior two years of MTU Aero Engines North America, Inc.’s Manufacturing Business Unit, which the Company acquired in May 2009, and reviews of the Company’s Form 8-K filings made in connection with the acquisition.
     The Audit Committee of the Board of Directors of the Company considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of CCR LLP.
     The Audit Committee’s policy is to pre-approve all audit services, audit related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by case basis.
     The Audit Committee approved all services and fees billed by the Company’s principal accountant for the fiscal years ended January 1, 2011 and January 2, 2010.
Report of the Audit Committee
     The Audit Committee is composed of three members of the Company’s Board of Directors, namely Messrs. Lebel, Towne and Tracy. Each member of the Audit Committee is independent, as defined in Rule 5605 of the NASDAQ Marketplace Rules. The Board has identified Mr. Daniel Tracy as the “Audit Committee Financial Expert” as defined by the rules of the Securities and Exchange Commission (the “Commission”). The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter. A copy of the charter is available on the Company’s website: www.edactechnologies.com .
     The Audit Committee has:
•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 1, 2011, with the Company’s management and with the Company’s independent auditors;
•	discussed with the Company’s independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (AICPA,

Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received and discussed with the Company’s independent auditors the written disclosures and the letter from the Company’s independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent auditors the matters disclosed in the letter and their independence from the Company.
     Based on such review and discussions with management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011, for filing with the Commission.

AUDIT COMMITTEE: Ross C. Towne, Chairman Joseph Lebel Daniel C. Tracy
Compensation of Directors
     In 2010, the Company paid directors of the Company a retainer of $4,000 each fiscal quarter and $1,500 for each non-telephonic Board of Directors or committee meeting attended. The Chairman of the Board of Directors was paid an additional retainer of $2,000 each fiscal quarter and an additional $500 per non-telephonic meeting attended. Each director who serves as Chairman of a committee was paid an additional $500 for each non-telephonic meeting chaired by such director. In addition, each director who participates in a telephonic Board of Directors or committee meeting at which a substantive resolution is considered is paid $500.
     In 2009, the Compensation Committee recommended, and the Board of Directors approved, a Director Stock Option Program (“Program”) whereby each Director can make an annual election to receive compensation in the form of stock options in lieu of cash payment. The Program was adopted pursuant to the EDAC Technologies Corporation 2008 Equity Incentive Plan. The number of common stock shares represented by each option will be determined on the first day of each fiscal quarter based on meeting attendance fees earned in the preceding fiscal quarter but not paid in the form of cash, plus the retainer for the current fiscal quarter. Options issued under the Program are exercisable for a period of five years and vest immediately upon grant. Shares of the Company’s common stock acquired upon exercise of the options must be held by the Director for a minimum period of three years from the date of granting the option. The Program was effective with the commencement of fiscal year 2010.
     Each new director of the Company is granted a stock option to purchase 10,000 shares of Common Stock on the day of such director’s initial election to the Board of Directors. The exercise price of such options is equal to the fair market value of the Company’s Common Stock on the date of grant.

2010 Director Compensation Table
     The following table sets forth the compensation of the Company’s independent directors for the fiscal year 2010:

	Fees Earned	Option
	or paid in	Awards	Total
Name	Cash ($)	($)(1)(2)	($)
Lee Barba (3)	28,500	14,600	43,100
Joseph Lebel	31,500	—	31,500
Stephen Raffay (4)	18,500	—	18,500
John Rolls	—	30,500	30,500
Ross Towne	36,000	—	36,000
Daniel Tracy	44,000	—	44,000

(1)	Amounts reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 (formerly known as FAS123R) with respect to stock options. The assumptions made in the valuation of these awards are set forth in Note C Common Stock and Stock Options to the Consolidated Financial Statements in Exhibit 13 to the Company’s 2010 Annual Report on Form 10-K.

(2)	The aggregate number of option awards outstanding at January 1, 2011 by director were: Mr. Barba 10,000; Mr. Lebel 35,000; Mr. Raffay 25,000; Mr. Rolls 36,851: Mr. Towne 25,000 and Mr. Tracy 62,500.

(3)	Mr. Barba was appointed Director of the Company effective January 7, 2010. An option for 10,000 shares was granted to Mr. Barba upon his initial election to the Board on January 7, 2010 in accordance with Company policy.

(4)	Mr. Raffay was a Director of the Company until April 28, 2010, at which time he did not stand for reelection due to his retirement from the Board.
Executive Officers
     The following table sets forth the name, age and positions and offices held by each executive officer of the Company during fiscal year 2010:

Name	Age	Office
Dominick A. Pagano	67	President and Chief Executive Officer; Director

Luciano M. Melluzzo	47	Vice President and Chief Operating Officer

Glenn L. Purple	55	Vice President — Finance, Chief Financial Officer and Secretary
     Mr. Pagano became President and Chief Executive Officer of the Company in August 2002. Mr. Pagano has been a director of the Company since July 2001, but he did not serve as a director from April 2002 to October 2002. Until March 2007, Mr. Pagano also owned and operated Dapco Industries, Inc. a company that he founded in 1972, serving as its President and Chief Executive Officer. In March 2007, Mr. Pagano sold Dapco Industries, Inc. and in March 2009, concluded a two year contract serving on a part time basis as its President.
     Mr. Melluzzo joined the Company in November 2003 as Engineering Manager for the Company’s Spindle and Design operations. He was promoted in December 2004 to General Manager and in November 2005 was appointed Vice President and Chief Operating Officer, a position he held until March 2010. Mr. Melluzzo is currently serving as the Company’s Vice President-Business Development. From May 1999 until joining the Company, Mr. Melluzzo served as the Manager of Sales and Marketing of Quality Engineering Services, a manufacturing and design company, unaffiliated with the Company, specializing in molds, tool design, fixture and gage fabrication and special machinery.
     Mr. Purple joined the Company in February 1982 as Controller. He served as Controller until November 2002, when he was appointed Vice President — Finance, Chief Financial Officer and Secretary of the Company. Mr. Purple also served as Vice President — Finance and Chief Financial Officer of the Company from 1989 through 1996.
     Officers are elected annually by, and serve at the discretion of, the Board of Directors.
Compensation Discussion and Analysis
Design and Objectives:
     The Compensation Committee is responsible for the design and administration of the Company’s executive and management compensation programs. The programs consist of: (i) base compensation in the form of a base salary plus typical employee fringe benefits, (ii) short-term incentives in the form of cash bonuses and (iii) long-term incentives in the form of stock options. These incentive programs are designed to align executive compensation with shareholder value. The overall goals of the compensation programs are to:
•	Ensure that the Company is able to attract, retain and motivate outstanding employees;

•	Ensure that pay levels remain competitive;

•	Encourage business development consistent with the business cycle of the Company;

•	Promote the achievement of financial objectives specified by the Company;

•	Recognize and reward employees for the Company’s performance and the achievement of individual goals and objectives.
Elements of Compensation:
     The Compensation Committee believes that each element of the compensation programs is essential to the achievement of short-term and long-term objectives of the Company. The following is a discussion of each of those elements.

     Base Compensation:
     Base compensation is a critical element of executive compensation because it provides executives with a consistent base level of income. During fiscal year 2010, base annual salaries for our executive officers were set at levels that the Compensation Committee believes, based on input from an independent human resources consulting firm, are competitive with a relevant peer group of companies. We intend to evaluate our executive officers’ base annual salaries each year relative to local competitive situations for similar companies in the same or similar industries in order to continue to attract and retain qualified executive officers. In addition to compensation market data, the Compensation Committee also considers individual executive’s position scope and accountability, experience level and overall performance when determining base salary. To the extent they are eligible, executive officers of the Company are also able to participate in all benefit programs that the Company makes available to its employees, including, but not limited to, health and dental insurance.
     Short-Term Incentives:
     Executive officers can also earn short-term incentives in the form of an annual cash bonus based on the Company’s achievement of predetermined objective financial and other criteria established annually by the Compensation Committee. The Company’s short-term incentives are designed to produce compensation that the Compensation Committee believes is fair and competitive for executive officers when compared against a relevant peer group of companies. Short-term incentives are a key component of the total compensation offering and are designed to reward executives for achieving annual financial and other performance goals. We have used cash as the payment form to enhance the total cash opportunity for our executives which we believe strengthens our ability to attract and retain talented leaders.
     The target incentive bonuses for the executive officers of the Company have been established as a percentage of their base salary. The specific financial objectives established by the Compensation Committee to determine bonus compensation for fiscal year 2010 were based on the Company’s sales and operating income, and the achievement of certain personal performance objectives, as detailed in the chart below:

		Financial Objectives for Target Incentive Bonus
		(total 100%)
				Individual
	Target Incentive Bonus		Company Operating	Performance
Position	(Percentage of Base Salary)	Company Sales	Income	Objectives
Chief Executive Officer	50%	20%	60%	20%
Chief Financial Officer	30%	10%	70%	20%
     In connection with determining the annual bonuses for the executives, each element of the compensation programs is considered individually. For example, if corporate sales objectives and individual performance objectives are achieved, but corporate operating income falls short of the target objectives, then only a portion of the target incentive compensation would be awarded to the executive officer.

     Long-Term Incentives:
     Long-term incentives are awarded to executives in the form of stock options at the periodic and subjective discretion of the Compensation Committee, and as approved by the Board of Directors. The Board of Directors believes the awarding of such incentives will retain experienced and capable executive management focused on the longer term benefit of the shareholders. In particular, equity-based awards are intended to motivate our executive officers to improve the long-term performance of our common stock, and we therefore believe that equity-based compensation helps create a vital long-term partnership between our executive officers and shareholders.
     There is no direct or indirect relationship as to the allocation of short-term and long-term compensation programs of the Company. The awarding of short-term and long-term incentives and compensation to executive officers are based primarily on financial results and achievement of personal goals and objectives.
     Incentives are based primarily on historical results; therefore, the Compensation Committee has determined that there is no need to implement a plan to adjust or recover incentives previously granted executive officers. To the extent the incentive programs focus on future events, the value of long-term incentives (stock options) will be reflected in the market value of such options.
Overview of the Activities of the Compensation Committee:
     During 2008 the Board of Directors authorized the Compensation Committee to engage the services of Overton Consulting, Inc., an independent compensation consulting firm, to review and evaluate the various compensation programs and compensation levels of the Company’s management and proposed employment agreements of executive officers. The scope of the resulting review included cash compensation plans and short-term and long-term incentive programs of the Board of Directors, executive officers and division managers of the Company.
     As a result of the review and evaluation, certain salaries were adjusted to bring them within the competitive level of similar positions within the local market. Furthermore, in 2009 the Company extended the employment agreement with Mr. Pagano through fiscal year 2013 and in 2010, extended the employment agreement with Mr. Purple through fiscal year 2011. The Compensation Committee believes these agreements, which are aligned with the fiscal year of the Company, (i) incorporate terms and conditions commensurate with the local market and industry and companies of a similar size and (ii) provide competitive compensation with similar positions in the local market. These employment agreements are further described elsewhere in this Proxy Statement under the heading “Employment Agreements”. The Chief Executive Officer’s employment agreement provides for (among other things), certain severance payments (including typical employee fringe benefits) in the event of a change of control which is defined in the agreement as previously filed with the Securities and Exchange Commission.
     The Compensation Committee convened three times in fiscal year 2010. The executive officers of the Company do not play a role in determining the amount or form of executive and director compensation. The duties and responsibilities of the Compensation Committee are set forth in a written Compensation Committee Charter. The Compensation Committee Charter is

consistent with the design and objectives of the Company’s compensation programs and elements of compensation described above. A copy of the charter is available on the Company’s website: www.edactechnologies.com.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2011 Annual Meeting.
COMPENSATION COMMITTEE:
Lee K. Barba, Chairman
John A. Rolls
Ross C. Towne
Executive Compensation
Summary Compensation Information
     The following table sets forth certain information concerning compensation of the Company’s Principal Executive Officer, Principal Financial Officer and other executive officer of the Company who served during 2010 (collectively, the “Named Executive Officers”).
2010 Summary Compensation Table

					Change in
					Pension Value
					And
					Nonqualified	All
					Deferred	Other
				Option	Compensation	Compen-
Name and Principal		Salary	Bonus	Awards	Earnings	sation	Total
Position	Year	($)	($)	($)(1)	($) (2)	($)(3)	($)
Dominick A. Pagano	2010	360,000	55,800	––	—	16,757	432,557
President and Chief Executive Officer	2009	261,250	23,625	435,860	—	27,000	747,735

Luciano M. Melluzzo	2010	199,500	5,486	—	2,224	—	207,210
Vice President and Chief Operating Officer (4)	2009	199,500	11,172	—	2,033	—	212,705

Glenn L. Purple	2010	171,150	7,958	—	8,570	—	187,678
Vice President and Chief Financial Officer	2009	163,000	3,912	8,800	8,136	—	183,848

(1)	Amounts reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 with respect to stock options. The assumptions made in the valuation of these awards are set forth in Note C Common Stock and Stock Options to the Consolidated Financial Statements in Exhibit 13 to the Company’s 2010 Annual Report on Form 10-K.

(2)	Amount represents the change in the actuarial present value of the accumulated benefit under the Company’s defined benefit plan. This plan was frozen with respect to all future benefits as of April 1, 1993.

(3)	Other compensation for Mr. Pagano represents director retainer and Board meeting fees.

(4)	Effective as of March 2, 2010, Mr. Melluzzo became the Company’s Vice President — Business Development and is no longer an executive officer of the Company.
Fiscal Year-End Option Values
     The following table provides certain information regarding options held by the Named Executive Officers as of January 1, 2011.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised Options	Number of Securities Underlying		Option Exercise
Name	(#) Exercisable	Unexercised Options (#) Unexercisable		Price($)	Option Expiration Date
Dominick A. Pagano	68,000	136,000	(1)	3.64	11/29/14
	15,333	30,667	(1)	4.00	11/29/14
	33,333	16,667	(2)	2.31	12/1/13
	100,000	—		9.28	12/02/12
	16,667	—		2.90	12/04/16
Luciano M. Melluzzo	13,333	6,667	(2)	2.10	12/1/13
	15,000	—		9.28	12/02/12
	10,000	—		2.90	12/04/16
	20,000	—		3.70	12/30/15
	2,500	—		1.67	12/6/14
	5,000	—		1.10	12/7/13
Glenn L. Purple	1,667	3,333	(1)	3.64	11/29/14
	5,000	2,500	(2)	2.10	12/1/13
	7,500	—		9.28	12/02/12
	7,500	—		2.90	12/04/16
	10,000	—		3.70	12/30/15
	5,000	—		1.67	12/6/14
	2,500	—		1.10	1/5/14
	5,000	—		0.51	12/2/12
	5,000	—		1.3125	2/4/11

(1)	Scheduled to vest 1/2 on November 30, 2011 and 1/2 on November 30, 2012.

(2)	Scheduled to vest on December 2, 2011.

Pension Plan
     The following table provides certain information regarding the pension plan benefits accumulated by the Named Executive Officers and the present value of such accumulated benefits as of January 1, 2011.
Pension Benefits

			Present Value of
		Number of Years	Accumulated
		Credited Service	Benefits (2)
Name	Plan Name	#	$
Luciano M. Melluzzo	(1)	8	11,273
Glenn L. Purple	(1)	11	52,069

(1)	Plan name is EDAC Technologies Corporation Gros-Ite Division Employees’ Pension Plan.

(2)	The Present Value of Accumulated Benefits is calculated using a discount rate of 5.75%. Reference Note F to the Consolidated Financial Statements on pages 28 through 30 of the Company’s 2010 Annual Report to Shareholders.
The plan provides for benefits based on years of service and compensation during the last five years of employment prior to April 1, 1993. The normal retirement benefit payable monthly at age 65 is calculated as one-twelfth of the sum of 1.5% of final average compensation less .45% of the offset allowance multiplied by the years of credited service to a maximum of 30 years. The offset allowance is the lesser of $10,000 per year or the final average compensation. Final average compensation used in the formula includes an employee’s salary, or if paid hourly, his hourly rate of pay multiplied by 2,080. In March 1993, the Board of Directors approved a curtailment to the plan which resulted in the freezing of all future benefits under the plan as of April 1, 1993.
Potential Payments Upon Termination
Regarding Mr. Pagano:
     On January 14, 2010, the Company entered into an Amended and Restated Employment Agreement with its current President and Chief Executive Officer, Dominick A. Pagano, which replaced his employment agreement dated as of February 12, 2007. Under Mr. Pagano’s previous employment agreement effective until January 13, 2010, if Mr. Pagano’s employment was terminated because of death or disability, or if the Company terminated Mr. Pagano’s employment for cause, Mr. Pagano was entitled to the compensation, bonus and benefits otherwise payable to him under the agreement through the last day of his actual employment by the Company. Under Mr. Pagano’s new employment agreement, if the Company terminates Mr. Pagano’s employment for any reason other than cause or elects not to extend the then current term of employment, or if Mr. Pagano terminates his employment for “good reason”, Mr. Pagano is entitled to receive all accrued amounts owing to Mr. Pagano but not yet paid as of the date of termination, and all then outstanding stock options held by Mr. Pagano that were granted to him but not yet vested shall become fully vested as of the date of termination. In addition, Mr.

Pagano is entitled to receive certain severance benefits, as summarized below, for a severance period equal to the longer of (x) 24 months from the date of termination and (y) the period of time remaining in the then current term of employment (assuming no such termination had occurred, prorated for any partial year).
     Specifically, Mr. Pagano is entitled to receive the following severance benefits during the severance period: (i) Mr. Pagano’s base salary for the year in which such termination occurs, to be paid in annualized monthly installments over the severance period, (ii) Mr. Pagano’s target bonus in effect for the year in which such termination occurs, or the actual bonus earned by Mr. Pagano in the year immediately preceding such termination, whichever amount is greater, to be paid at the time when the Company customarily pays such amounts for each year during the severance period, and (iii) the other fringe benefits that were provided to Mr. Pagano while employed by the Company including health and dental insurance, to the extent such benefits can be provided by the Company to non-employees, or to the extent such benefits cannot be provided to non-employees, the cash equivalent thereof. The payment of these severance benefits is contingent upon Mr. Pagano executing a release, which shall release the Company of and from any and all claims and liabilities Mr. Pagano has or may have against the Company. The employment agreement includes provisions that require the Company to delay any severance payments due to Mr. Pagano in order to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The employment agreement also includes provisions that require the Company to reduce any severance payments due to Mr. Pagano as a result of a “change of control” of the Company, to ensure that such payments do not exceed the limits set forth in Section 280G of the Internal Revenue Code of 1986, as amended.
     Mr. Pagano can terminate his employment for “good reason” if any of the following occurs during the term of his employment: (i) a material reduction in Mr. Pagano’s authority or duties, or a reduction in Mr. Pagano’s compensation, in each such case without the prior written consent of Mr. Pagano, (ii) a material breach by the Company of the terms of the agreement, which breach, if capable of being remedied, (A) the Company has not taken appropriate action to remedy within 10 business days following written notice from Mr. Pagano to the Company notifying it of such breach, and (B) is not remedied by the Company within 30 days following such written notice, (iii) the relocation of Mr. Pagano’s place of work more than 30 miles from the Company’s current facilities in Farmington, Connecticut, or (iv) a “change of control” of the Company.
     Under Mr. Pagano’s employment agreement, a “change of control” means: (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of the then-outstanding shares of common stock of the Company or the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors; (ii) such time as the Continuing Directors (as defined below) do not constitute two-thirds of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of the new agreement or (B) who was nominated or elected subsequent to such date by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election or whose election to the

Board was recommended or endorsed by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there is excluded from clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company, unless the owners of the capital stock of the Company before such transaction continue to own more than 50% of the capital stock of the acquiring or succeeding entity in substantially the same proportions immediately following such a transaction.
Regarding Mr. Purple:
     If the Company terminates Mr. Purple’s employment for any reason other than cause, or if Mr. Purple terminates his employment for “good reason”, Mr. Purple is entitled to receive the following for the 12 month period following the date of his termination: (i) Mr. Purple’s salary as in effect on the date of his termination and the amount of the annual bonus paid to him for the fiscal year immediately preceding the date of termination (payable in annualized monthly installments), (ii) any incentive compensation earned by Mr. Purple through the date of his termination (payable to him at the customary time), and (iii) the other fringe benefits that were provided to Mr. Purple while employed by the Company including health and dental insurance, to the extent such benefits can be provided by the Company to non-employees, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof. The payment of these amounts is contingent upon Mr. Purple executing a release in a form reasonably acceptable to the Company.
     Mr. Purple can terminate his employment for “good reason” if any of the following occurs during the term of his employment, (i) a material reduction in Mr. Purple’s authority, duties or compensation without the prior written consent of Mr. Purple, (ii) a material breach by the Company of the terms of the agreement, which breach, if capable of being remedied, (A) the Company has not taken appropriate action to remedy within 10 business days following written notice from Mr. Purple to the Company notifying it of such breach, and (B) is not remedied by the Company within 30 days following such written notice, or (iii) the relocation of Mr. Purple’s place of work more than 30 miles from the Company’s current facilities in Farmington, Connecticut.
Employment Agreements
Amended and Restated Employment Agreement — between the Company and Dominick A. Pagano.
     On January 14, 2010, the Company entered into an Amended and Restated Employment Agreement with its current President and Chief Executive Officer, Dominick A. Pagano, which replaced his employment agreement dated as of February 12, 2007. Under the new agreement, the initial three-year term commenced on the first day of the Company’s 2010 fiscal year and continues until the last day of the Company’s 2012 fiscal year, and automatically extends for successive periods of 12 months (equal to the Company’s next fiscal year period) unless the

Company elects to not extend the Agreement by providing notice to Mr. Pagano at least 90 days prior to the end of the then current term. Mr. Pagano’s annual base salary for the Company’s 2010 fiscal year was $360,000 and is subject to annual review and adjustment thereafter, and his annual base salary is currently $360,000 for the Company’s 2011 fiscal year. Mr. Pagano shall be eligible to receive a performance based annual bonus of at least 50% of his base salary, in accordance with the Company’s Management Incentive Bonus Plan and established performance goals. To the extent he is eligible, Mr. Pagano is entitled to participate in all other benefit programs that the Company establishes and makes available to its employees. Under the new agreement, the Company may terminate Mr. Pagano’s employment for cause (as defined in the agreement) or at the end of the then current term of employment upon 90 days prior notice. Mr. Pagano may terminate his employment with the Company for “good reason”.
     Under Mr. Pagano’s employment agreement, if the Company terminates Mr. Pagano’s employment for any reason other than cause or elects not to extend the then current term of employment, or if Mr. Pagano terminates his employment for “good reason”, Mr. Pagano is entitled to receive all accrued amounts owing to Mr. Pagano but not yet paid as of the date of termination, and all then outstanding stock options held by Mr. Pagano that were granted to him but not yet vested shall become fully vested as of the date of termination. In addition, Mr. Pagano is entitled to receive certain severance payments as previously summarized above in this Proxy Statement under the section heading “Potential Payments Upon Termination”.
     While Mr. Pagano is employed by the Company, and if the Company terminates his employment for cause, for a period of one year following such termination, Mr. Pagano cannot directly or indirectly: (a) engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business as conducted as of the termination date, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed, sold or provided, or planned to be developed, manufactured, marketed, sold or provided, by the Company or any of its subsidiaries while Mr. Pagano was employed by the Company; or (b) either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by Mr. Pagano to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Mr. Pagano to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the twelve-month period preceding the date of termination of Mr. Pagano’s employment with the Company.
Employment Agreement — between the Company and Glenn L. Purple.
     The Company extended the Employment Agreement initially entered into on February 12, 2007 with its current Vice President — Finance, Chief Financial Officer, and Secretary, Glenn L. Purple, the term of which expired on January 1, 2011. Under the agreement, Mr. Purple’s current term of employment will expire on December 31, 2011, but the term of employment automatically extends for successive periods of 12 months (equal to the Company’s next fiscal year period) unless either party gives the other 90 days advance written notice to the contrary. Mr. Purple’s annual base salary for the Company’s 2010 fiscal year was $171,150, subject to adjustment thereafter, and his annual base salary is currently $171,150 for the Company’s 2011 fiscal year. To the extent he is eligible, Mr. Purple is entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees. Under the agreement, the Company may terminate Mr. Purple’s employment for cause (as defined in the agreement), or upon not less than 90 days’ prior written notice to Mr. Purple. Mr. Purple may terminate his employment with the Company for “good reason” or upon 90 days’ advance written notice to the Company.
     The agreement provides that if Mr. Purple’s employment terminates because of death or disability, or if the Company terminates Mr. Purple’s employment for cause or Mr. Purple terminates his employment (without “good reason”) upon 90 days’ advance written notice to the Company, Mr. Purple is entitled to the compensation, bonus and benefits otherwise payable to him under the agreement through the last day of his actual employment by the Company.
     While Mr. Purple is employed by the Company, and if the Company terminates his employment for cause, for a period of one year following such termination, Mr. Purple cannot directly or indirectly: (a) engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business as conducted as of the termination date, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed, sold or provided, or planned to be developed, manufactured, marketed, sold or provided, by the Company or any of its subsidiaries while Mr. Purple was employed by the Company; or (b) either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by Mr. Purple to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Mr. Purple to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the twelve-month period preceding the date of termination of Mr. Purple’s employment with the Company.
Review and Approval of Transactions with Related Persons
     The Board of Directors reviews on a case-by-case basis any direct or indirect transactions between the Company and its executive officers, directors or stockholders holding 5% or more of its voting securities, and any other transactions required to be disclosed as related person transactions by Item 404 of Regulation S-K under the Exchange Act. The Board of Directors has adopted a written Related Person Transaction Policy for the review, approval or ratification of transactions with related persons. Pursuant to this policy, all related person transactions or series of similar transactions required to be disclosed by the SEC rules are prohibited unless approved or ratified by the Board of Directors. In general, the Board of Directors will consider all relevant facts and circumstances when reviewing any potential related person transaction, including, for example, the commercial reasonableness of its terms; the benefit to the Company; the opportunity costs of alternate transactions; and the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person.

     If the potential transaction were to involve a Board member, he or she must be available to answer questions, but would neither participate in any discussion or vote to either approve or disapprove the transaction.
     The Board will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. If the Board determines not to approve or ratify a related person transaction (whether such transaction is being reviewed for the first time or has previously been approved and is being reviewed), the transaction will not be entered into or continued, as the Board shall direct.
     The Company has advised its directors and executive officers that they are required to promptly notify the Corporate Secretary of the Company of any proposed related person transaction in which such director or executive officer may be directly or indirectly involved as soon he or she becomes aware of a possible transaction. The Corporate Secretary of the Company is responsible for taking all reasonable steps to ensure that all related person transactions be presented to the Board of Directors for review and discussion, and if appropriate, pre-approval or ratification by the Board of Directors.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee consists solely of independent directors. During the fiscal year ended January 1, 2011, the following board members served on the Compensation Committee: from April 28, 2010, and for the remainder of the year, Messrs. Barba, Rolls and Towne, and for the portion of the year prior to April 28, 2010, Messrs. Lebel, Raffay, Rolls, Towne and Tracy. No member of the Compensation Committee was at any time during fiscal year 2010 an officer or employee of the Company or any subsidiary of the Company, or formerly an officer of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.
PROPOSAL NO. 2 — APPROVAL OF THE EDAC TECHNOLOGIES CORPORATION 2011 EQUITY INCENTIVE PLAN
Description of the Plan and Vote Required
     On March 8, 2011, the Board of Directors adopted the EDAC Technologies Corporation 2011 Equity Incentive Plan (the “2011 Plan”) and directed that it be submitted to the shareholders for approval at the 2011 Annual Meeting of Shareholders. The 2011 Plan will become effective upon the affirmative vote of a majority of the votes cast by holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting of Shareholders.
     As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, stock options are a part of the long-term incentive component of our overall compensation philosophy. Presently the Company has reserved 54,976 shares for future issuance of stock options under its existing plans as follows:

2000 Employee Stock Option Plan	5,500
2000-B Employee Stock Option Plan	10,766
2008 Equity Incentive Plan	38,710

Total	54,976
     Currently, only the 2008 Equity Incentive Plan provides for the grant of incentive stock options to employees. As discussed below, incentive stock options, among other things, provide for more favorable tax benefits for the recipient than nonqualified stock options, and are used by many companies today. Only employees are eligible to receive incentive stock options. Furthermore, none of the Company’s equity incentive plans provide for the grant of restricted stock. The Board of Directors believes that incentive stock options and restricted stock should be an important part of our overall compensation program to recruit, retain and incentivize management. If the shareholders approve the 2011 Plan, the Company will have a total of 204,976 shares reserved for stock options, and 50,000 shares reserved for restricted stock awards.
     The purpose of the 2011 Plan is to attract and retain employees and directors, to provide an incentive for them to assist the Company to achieve its long-range performance goals, and to enable them to participate in the long-term growth of the Company. The 2011 Plan will permit the Company to grant incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Tax Code”) to employees, and nonqualified stock options and restricted stock to employees and directors. Incentive stock options and nonqualified stock options are collectively referred to in this Proxy Statement as “Options”. Restricted stock and Options are collectively referred to in this Proxy Statement as “Awards”.
Summary of the 2011 Plan
     The following summary of the 2011 Plan is qualified in its entirety by reference to the text of the 2011 Plan, which is attached as Appendix I to this Proxy Statement. The Board of Directors will be responsible for the administration of the 2011 Plan, and may delegate such responsibility to the Compensation Committee pursuant to the terms of the 2011 Plan. The Board of Directors, or the Compensation Committee if such authority is delegated, has full and final authority, in its discretion, to select the employees and directors who would be granted Awards and to determine the number of shares subject to each Award, the duration of each Award and the terms and conditions of each Award granted, subject to the terms of the 2011 Plan.
The major provisions of the 2011 Plan are as follows:
     Eligibility. Nonqualified stock options and restricted stock may be granted to any employee or director of the Company. Incentive stock options may only be granted to employees of the Company. Incentive stock options are not transferable, except in the case of death. Nonqualified stock options and restricted stock are not transferable, except in the case of death or as otherwise provided by the Board of Directors. Approximately 384 employees, including executive officers, and all directors of the Company may be considered for Awards.
Options
     Option Price. The option price shall be no less than 100% of the fair market value of the Common Stock on the date the option is granted. For purposes of the 2011 Plan, the fair market value of the Common Stock is on any given date, the closing sales price of one share of Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date) on a national securities exchange (including the NASDAQ Capital Market) on which the Common Stock may be listed, as reported by such national securities exchange. If the Common Stock is not listed on a national securities exchange, but is quoted on the OTC Bulletin Board or similar regulated quotation service, the fair market value of the Common Stock shall be the mean of the bid and asked prices per share of the Common Stock for such date. If the Common Stock is not quoted or listed as set forth above, fair market value shall be determined by the Board in good faith by any fair and reasonable means established by the Board from time to time (which means may be set forth with greater specificity in the applicable written document granting such award).
     Duration of Options. Options will terminate on the date fixed by the Board of Directors at the time of grant, but no later than ten years from the date of grant.
     Vesting. Vesting determines when an option may be first exercised. The Board of Directors shall specify the relevant vesting provisions at the time of the grant. Upon a change in control (as defined in the 2011 Plan), the Board of Directors may take one or more of the following actions with respect to any outstanding Option: (i) provide for the acceleration of any time period relating to the exercise or realization of the Options, (ii) provide for the purchase of the Options upon the participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Options had the Options been currently exercisable or payable, (iii) adjust the terms of the Options in a manner determined by the Board to reflect the change in control, (iv) cause the Options to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provision as the Board may consider equitable and in the best interests of the Company. Notwithstanding the foregoing, any change in incentive stock options shall comply with the rules under Section 424 of the Tax Code and no change may be made to any Options which would make the Options subject to the provisions of Section 409A of the Tax Code. Generally, in the event of disability, death, retirement or other termination of employment, in most cases, it is expected that options will lapse 90 days after such event.
     Exercise Period. The exercise period for incentive stock options may not exceed 10 years from the date of grant. The exercise period for nonqualified stock options will be determined at the time of grant. If a participant’s employment by the Company is terminated for any reason the participant in most cases is expected to have 90 days to exercise any vested options unless the option expires earlier. However, the Board of Directors has the authority to alter the terms of any Option at grant or while outstanding; provided, however, any change in incentive stock options shall comply with the rules under Section 424 of the Tax Code and no change may be made to any Options which would make the Options subject to the provisions of Section 409A of the Tax Code.
     Payment. The exercise price must be paid in full at the time the option is exercised. Cashless exercises may be permitted by the Board of Directors. In a cashless exercise, the participant sells some of the shares acquired upon exercise and delivers the proceeds to the Company.

Restricted Stock
     Restricted stock awards are grants of shares of Common Stock that vest in accordance with terms and conditions established by the Board. Subject to the provisions of the 2011 Plan, the Board may award shares of restricted stock and determine the duration of the restricted period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such awards. Shares of restricted stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.
Shares That May Be Issued under the 2011 Plan
     A maximum of 200,000 shares of Common Stock, subject to adjustment as described below, may be issued or transferred pursuant to Awards granted under the 2011 Plan; provided, however, that (i) in no event shall grants of Options under the 2011 Plan exceed 150,000 shares of Common Stock, and (ii) in no event shall grants of restricted stock under the 2011 Plan exceed 50,000 shares of Common Stock. In order to preserve the benefits or potential benefits intended to be made available under the 2011 Plan, the number of shares available under the 2011 Plan is subject to adjustment upon the occurrence of certain events described in the 2011 Plan, including a stock dividend, extraordinary cash dividend, recapitalization, stock split, reorganization or other similar action. No person may receive an incentive stock option if, at the time of grant, the person owns, directly or indirectly, shares of the Common Stock representing more than 10% of the total combined voting power of the Company, unless the exercise price is at least 110% of the fair market value of the Common Stock and the exercise period of such incentive stock option is limited to five years. The maximum fair market value, determined at time of grant, of the Common Stock covered by incentive stock options that first become exercisable by any employee in any one calendar year is limited to $100,000.
Federal Income Tax Consequences to the Company and the Participant
     Nonqualified Stock Options. Under present Federal tax laws, there will be no Federal income tax consequences to either the Company or the participant upon the grant of a nonqualified stock option. The participant will realize ordinary income upon the exercise of a nonqualified stock option in an amount equal to the excess of fair market value of the Common Stock acquired upon the exercise of such option over the option price, and the Company will receive a corresponding deduction. The gain or loss, if any, realized upon a subsequent disposition of such Common Stock will constitute short- or long-term capital gain or loss, depending on the participant’s holding period.
     Incentive Stock Options. Under present Federal tax laws, there will be no Federal income tax consequences to either the Company or a participant upon the grant of an incentive stock option, nor will a participant’s exercise of an incentive stock option result in Federal income tax consequences to the Company. Although a participant will not realize ordinary income upon his exercise of an incentive stock option, the excess of the fair market value of the Common Stock acquired at the time of exercise over the option price may constitute an adjustment in computing alternative minimum taxable income and, thus, may result in the imposition of the “alternative minimum tax” on the participant. If a participant does not dispose of Common Stock acquired through an incentive stock option within one year of the incentive stock option’s date of exercise, any gain realized upon a subsequent disposition of Common Stock will constitute long-term capital gain to the participant. If a participant disposes of the Common Stock within such one-year period, an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the option price or (ii) the actual gain realized upon a subsequent disposition will constitute ordinary income to the participant in the year of the disposition. Any additional gain upon such disposition will be taxed as ordinary income. The Company will receive a deduction in an amount equal to the amount constituting ordinary income to a participant.
     Restricted Stock. Under present Federal tax laws, there will be no Federal income tax consequences to either the Company or a participant upon the grant of restricted stock. However, a participant shall have the right to elect to treat the fair market value of the restricted stock less the price paid for the shares, if any, as ordinary income at the time of grant pursuant to Section 83(b) of the Tax Code. If the participant elects to treat the restricted stock as taxable at the time of grant and the shares are then forfeited, the participant will recognize a capital loss at the time of forfeiture. If the participant does not elect to be taxed at the time of grant then, upon the vesting of the restricted stock, the participant must recognize ordinary income equal to the fair market value of the shares received less the price paid for the shares, if any. The Company will be entitled to a deduction for the same amount at the time the participant recognizes that amount as income. The fair market value of the shares that the participant receives will become the tax basis in those shares for Federal income tax purposes. The participant will generally recognize capital gain or loss upon the sale of such shares as measured by the difference between the sales price and the participant’s basis in the shares.
     The Federal income tax consequences described in this section are based on U.S. laws and regulations in effect on March 2, 2011, and there is no assurance that the laws and regulations will not change in the future and affect the tax consequences of the matters discussed in this section.
Term
     The 2011 Plan will become effective if approved by the shareholders at the 2011 Annual Meeting of Shareholders, and unless earlier terminated by the Board, will terminate ten years after the effective date of the 2011 Plan.
Termination of and Amendments to the 2011 Plan; No Repricing or Replacing Options without Shareholder Approval
     The Board of Directors may terminate or amend the 2011 Plan from time to time in any manner permitted by applicable laws and regulations, except that no additional shares of the Company’s Common Stock may be reserved for the 2011 Plan, and no outstanding Award may be repriced or replaced, without the approval of the shareholders within one year of the adoption of such amendment.
New Plan Benefit
     The benefits or amounts to be received by or allocated to participants and the number of Awards to be granted under the 2011 Plan cannot be determined at this time because the amount and type of grant to be made to any eligible participant in any year is to be determined at the discretion of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE APPROVAL OF THE EDAC TECHNOLOGIES CORPORATION
2011 EQUITY INCENTIVE PLAN
PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The Audit Committee of the Board of Directors has appointed CCR LLP as the Company’s independent auditors for the 2011 fiscal year. CCR LLP, formerly known as Carlin, Charron & Rosen LLP, has served as the Company’s independent auditors since August 2003. Although this appointment is not required to be submitted to a vote of shareholders, the Company believes it appropriate as a matter of policy to request that the shareholders ratify the appointment. The Board of Directors recommends that all shareholders vote “FOR” the ratification of the appointment of CCR LLP as the Company’s independent auditors. If shareholder ratification is not received, the Audit Committee of the Board of Directors may reconsider the appointment of CCR LLP.
     It is expected that a representative of CCR LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.
SECURITY OWNERSHIP
     The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of March 2, 2011 by (i) each director, nominee for director and Named Executive Officer, (ii) each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock and (iii) all directors and executive officers as a group.
     The Company has determined beneficial ownership in accordance with the rules of the Commission. Unless otherwise indicated, the persons included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared with spouses under applicable law. Shares of Common Stock subject to options that are either currently exercisable or exercisable within 60 days of March 2, 2011 are deemed to be outstanding and to be beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares	Percent
Name	Beneficially Owned	of Class
Lee K. Barba (1)	35,500	*
Joseph P. Lebel (2)	176,223	3.6
Luciano M. Melluzzo (3)	96,874	1.9
Dominick A. Pagano (4)	727,084	14.1
Glenn L. Purple (5)	72,138	1.5
Stephen J. Raffay (6)	68,000	1.4
John A. Rolls (7)	92,645	1.9
Christopher R. Sansone (8)	10,000	*
Ross C. Towne (9)	82,604	1.7
Daniel C. Tracy (10)	169,618	3.4
All Directors and Executive Officers as a group (8 persons) (11)	1,520,686	28.1
Greenwood Investments (12)	518,320	10.5

*	Represents beneficial ownership of less than 1%.

(1)	Includes 10,000 shares subject to stock options held by Mr. Barba.

(2)	Includes 26,666 shares subject to stock options held by Mr. Lebel.

(3)	Includes 65,833 shares subject to stock options held by Mr. Melluzzo. Prior to March 2, 2010, Mr. Melluzzo was Vice President and Chief Operating Officer, and an executive officer of the Company. Mr. Melluzzo is currently the Company’s Vice President-Business Development, a non-executive officer position, and is not a director.

(4)	Includes 233,333 shares subject to stock options held by Mr. Pagano. Mr. Pagano’s address is 1806 New Britain Avenue, Farmington, Connecticut 06032. Mr. Pagano is President and Chief Executive Officer, and is also a director.

(5)	Includes 44,167 shares subject to stock options held by Mr. Purple. Mr. Purple is Vice President — Finance, Chief Financial Officer and Secretary, and is not a director.

(6)	Includes 25,000 shares subject to stock options held by Mr. Raffay. Mr. Raffay was a director of the Company until April 28, 2010, at which time he did not stand for reelection due to his retirement from the Board.

(7)	Includes 32,623 shares subject to stock options held by Mr. Rolls.

(8)	Mr. Sansone is a nominee for director, and has not previously served as a director of the Company.

(9)	Includes 16,666 shares subject to stock options held by Mr. Towne.

(10)	Includes 30,000 shares subject to stock options held by Mr. Tracy.

(11)	Includes 484,288 shares subject to stock options held by all directors and executive officers as a group.

(12)	The amount shown and the following information is derived from a Schedule 13G/A filed by Steven Tannenbaum, Greenwood Investments, Inc. (“General Partner”), Greenwood Capital Limited Partnership (“Capital”) and Greenwood Investors Limited Partnership (“Investors”), collectively the “Greenwood Reporting Persons”, reporting a beneficial ownership as of November 16, 2010. The Greenwood Reporting Persons jointly filed the Schedule 13G/A pursuant to a Joint Filing Agreement. Capital beneficially owns 259,860 shares, Investors beneficially owns 258,460 shares, the General Partner as the sole general partner of each of Capital and Investors and Mr. Tannenbaum, as the president of the General Partner, each beneficially owns 518,320 shares. The address of the Greenwood Reporting Persons is 222 Berkeley Street, 17th Floor, Boston, MA 02116.
     The above beneficial ownership information is based upon information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act. It is not necessarily to be construed as an admission of beneficial ownership for other purposes and may include shares as to which beneficial ownership is disclaimed.
SHAREHOLDER PROPOSALS
     Any shareholder who desires to submit a proposal for inclusion in the proxy statement and form of proxy for the Company’s 2012 Annual Meeting must submit the proposal in writing to Glenn L. Purple, Secretary, EDAC Technologies Corporation, 1806 New Britain Avenue, Farmington, Connecticut 06032, no later than November 19, 2011.
     The Company’s Amended and Restated By-Laws require a shareholder to give advance notice of any proposal, including the nomination of candidates for the Board of Directors, that the shareholder wishes to bring before a meeting of shareholders of the Company. In general, for a proposal to be brought before a meeting of shareholders by a shareholder, written notice of the shareholder proposal must be delivered to, or mailed to and received by, the Secretary of the Company at the principal executive offices of the Company, not later than the close of business on the later of (i) the 60th calendar day prior to the date of such meeting or (ii) the 10th calendar day following the day on which public announcement is first made of the date of such meeting. The written notice of a shareholder proposal must contain all of the information required by the Company’s Amended and Restated By-Laws. Notices of intention to present proposals at the 2012 Annual Meeting should be addressed to Glenn L. Purple, Secretary, EDAC Technologies Corporation, 1806 New Britain Avenue, Farmington, Connecticut 06032.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Commission initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of the Company’s equity securities on Forms 4 or 5. The rules promulgated by the Commission under Section 16(a) of the Exchange Act require those persons to furnish the Company with copies of all reports filed with the Commission pursuant to Section 16(a). Based solely upon a review of such forms actually furnished to the Company, and written representations of certain of the Company’s directors and executive officers, the Company believes that during fiscal year 2010, all directors, executive officers and 10% shareholders of the Company have filed with the Commission on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act with the following exception: Mr.

Rolls reported a purchase on a Form 4 filed one day late and another purchase on a Form 4 filed four days late.
OTHER MATTERS
     The Board of Directors does not know of any other matters which may be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.
     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.
     The Board of Directors hopes that shareholders will attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, date and return the enclosed proxy in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated.

By Order of the Board of Directors
/s/Glenn L. Purple
Glenn L. Purple, Secretary

Farmington, Connecticut
March 21, 2011

Appendix I
EDAC TECHNOLOGIES CORPORATION
2011 EQUITY INCENTIVE PLAN
Section 1. Purpose
     The purpose of the EDAC Technologies Corporation 2011 Equity Incentive Plan (the “2011 Plan”) is to attract and retain employees and directors to provide an incentive for them to assist EDAC Technologies Corporation (the “Corporation”) to achieve its long-range performance goals, and to enable them to participate in the long-term growth of the Corporation.
Section 2. Definitions
(a)	“Award” means any Option or Restricted Stock awarded under the 2011 Plan.

(b)	“Board” means the Board of Directors of the Corporation.

(c)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(d)	“Committee” means the Compensation Committee of the Board, or such other committee of not less than two members of the Board appointed by the Board to administer the 2011 Plan, provided that the members of such Committee must be Non-Employee Directors as defined in Rule 16b-3(b) promulgated under the Securities Exchange Act of 1934, as amended.

(e)	“Common Stock” or “Stock” means the Common Stock, par value $0.0025 per share, of the Corporation.

(f)	“Corporation” means EDAC Technologies Corporation

(g)	“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

(h)	“Director” means any non-employee member of the Board.

(i)	“Fair Market Value” means with respect to Common Stock on any given date, the closing sales price of one share of Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date) on a national securities exchange (including the NASDAQ Capital Market) on which the Common Stock may be listed, as reported by such national securities exchange. If the Common Stock is not listed on a national securities exchange, but is quoted on the OTC Bulletin Board or similar regulated quotation service, the Fair Market Value of the

Common Stock shall be the mean of the bid and asked prices per share of the Common Stock for such date. If the Common Stock is not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means established by the Board from time to time (which means may be set forth with greater specificity in the applicable written document granting such Award). The Fair Market Value of property other than Common Stock shall be determined by the Board in good faith by any fair and reasonable means established by the Board from time to time.

(j)	“Incentive Stock Option” means an option to purchase shares of Common Stock, awarded to a Participant under Section 6, which is intended to meet the requirements of Section 422 of the Code or any successor provision.

(k)	“Nonqualified Stock Option” means an option to purchase shares of Common Stock, awarded to a Participant under Section 6, which is not intended to be an Incentive Stock Option.

(l)	“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(m)	“Participant” means a person selected by the Board to receive an Award under the 2011 Plan.

(n)	“Restricted Period” means the period of time selected by the Board during which an award of Restricted Stock may be forfeited to the Corporation.

(o)	“Restricted Stock” means shares of Common Stock subject to forfeiture, awarded to a Participant under Section 7.
Section 3. Administration
     The Board shall have the responsibility to administer the 2011 Plan. However, the Board may designate the Committee to administer the 2011 Plan on its behalf. The Board, or if designated, the Committee, shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the 2011 Plan as it shall from time to time consider advisable, and to interpret the provisions of the 2011 Plan. The Board’s decisions shall be final and binding. To the extent permitted by applicable law and permitted to meet the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, the Board may delegate to the Committee the power to make Awards to Participants and all determinations under the 2011 Plan with respect thereto.
Section 4. Eligibility
     All employees and, in the case of Awards other than Incentive Stock Options, Directors of the Corporation capable of contributing significantly to the successful performance of the Corporation are eligible to be Participants in the 2011 Plan.

Section 5. Stock Available for Awards
(a)	Subject to adjustment under subsection (b), Awards may be made under the 2011 Plan of up to a maximum of 200,000 shares of Common Stock; provided, however, that (i) in no event shall grants of Options under the 2011 Plan exceed 150,000 shares of Common Stock, and (ii) in no event shall grants of Restricted Stock under the 2011 Plan exceed 50,000 shares of Common Stock. If any Award in respect of shares of Common Stock granted under the 2011 Plan expires, terminates, is terminated unexercised or is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded, including without limitation the surrender of shares in payment for the Award or any tax obligation thereon, the shares subject to such Award or so surrendered, as the case may be, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the 2011 Plan, subject, however, in the case of Incentive Stock Options, to any limitation required under the Code. Common Stock issued through the assumption or substitution of outstanding grants from an acquired corporation shall not reduce the shares available for Awards under the 2011 Plan. Shares issued under the 2011 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)	In the event that the Board determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, stock split, reverse stock split, reclassification, reorganization, merger, consolidation, split-up, spin-off, liquidation, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the 2011 Plan, then the Board, subject, in the case of Incentive Stock Options, to any limitation required under Section 422 of the Code, and with respect to other Options, any applicable requirements of Section 409A of the Code, shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the 2011 Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Board may make provision for a cash payment with respect to an outstanding Option, provided that the number of shares subject to any Option shall always be a whole number.
Section 6. Stock Options
(a)	Subject to the provisions of the 2011 Plan, the Board may award Incentive Stock Options and Nonqualified Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code, or any successor provision, and any regulations thereunder.

(b)	The Board shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to such Option.

(c)	Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award or thereafter. The Board may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(d)	No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefore is received by the Corporation. Such payment may be made in whole or in part in cash or, to the extent permitted by the Board at or after the award of the Option, by delivery of shares of Common Stock owned by the option holder, valued at their Fair Market Value on the date of delivery, by the reduction of the shares of Common Stock that the optionholder would be entitled to receive upon exercise of the Option, such shares to be valued at their Fair Market Value on the date of exercise, less their option price (a so-called “cashless exercise”), or such other lawful consideration as the Board may determine.

(e)	In the case of Incentive Stock Options the following additional conditions shall apply to the extent required under Section 422 of the Code for the options to qualify as Incentive Stock Options:
(i)	Such options shall be granted only to employees of the Corporation, and shall not be granted to any person who owns stock that possesses more than ten percent of the total combined voting power of all classes of stock of the Corporation or of its parent or subsidiary corporation (as those terms are defined in Section 422(b) of the Code), unless, at the time of such grant, the exercise price of such option is at least 110% of the fair market value of the stock that is subject to such option and the option shall not be exercisable more than five years after the date of grant;

(ii)	Such options shall, by their terms, be transferable by the optionholder only by the laws of descent and distribution, and shall be exercisable only by such optionholder during his lifetime.

(iii)	Such options shall not be granted more than ten years from the effective date of the 2011 Plan or any subsequent amendment to the 2011 Plan approved by the stockholders of the Corporation which extends this Incentive Stock Option expiration date, and shall not be exercisable more than ten years from the date of grant.

(iv)	Notwithstanding other provisions hereof, the aggregate Fair Market Value (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the employee during any calendar year (under all such plans of the employee’s employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

Section 7. Restricted Stock
(a)	Subject to the provisions of the Plan, the Board may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Corporation and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

(b)	Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Board, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Board may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Corporation. At the expiration of the Restricted Period, the Corporation shall deliver such certificates to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary.

(c)	Any Participant who receives an award of Restricted Stock shall have the right to make an election to treat such Restricted Stock as income pursuant to Section 83(b) of the Code and the Corporation shall provide the Participant with such information and take such actions as shall be necessary to make such election available to the Participant.
Section 8. General Provisions Applicable to Awards
(a)	Documentation. Each Award under the 2011 Plan shall be evidenced by a written document delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the 2011 Plan as the Board considers necessary or advisable to achieve the purposes of the 2011 Plan or comply with applicable tax and regulatory laws and accounting principles. If such written document evidences an Award of Options, it shall specify whether such Options are intended to be Nonqualified Stock Options or Incentive Stock Options, and in the absence of such specification such Options shall be deemed Nonqualified Stock Options.

(b)	Board Discretion. Each type of Award may be made alone, in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the 2011 Plan or a particular Award, any determination with respect to an Award may be made by the Board at the time of award or at any time thereafter.

(c)	Settlement. If shares of Common Stock are to be used in payment pursuant to an Award and such shares were acquired upon the exercise of a stock option (whether or not granted under the 2011 Plan), such shares must have been held by the Participant for at least six months.

(d)	Dividends and Cash Awards. In the discretion of the Board, except as may be required for any Options to remain exempt from the provisions of Section 409A of the Code or meet the requirements of Section 422 of the Code, whichever is applicable, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

(e)	Termination of Employment. The Board shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(f)	Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Corporation, as defined in Treasury Regulation Section 1.409A-3(i)(5)(i), the Board in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Board to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provision as the Board may consider equitable and in the best interests of the Corporation. Notwithstanding the foregoing, any change in Incentive Stock Options shall comply with the rules under Section 424 of the Code and no change may be made to any Award which would make the Award subject to the provisions of Section 409A of the Code.

(g)	Withholding. The Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to an Award or any dividends or other distributions payable with respect thereto. In the Board’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Corporation may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(h)	Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonqualified Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(i)	Transfer. Except as otherwise provided by the Board, Awards under the 2011 Plan are not transferable other than as designated by the Participant by will or by the laws of descent and distribution.

(j)	Compliance with Section 409A of the Code. To the extent applicable, the 2011 Plan is intended to be operated in good faith compliance with the exemptions applicable under

Section 409A of the Code and its accompanying regulations, and any additional guidance issued under Section 409A. To the extent that any provision of the 2011 Plan violates the exemptions available under Section 409A, such provision shall be deemed inoperative and the remaining provisions of the 2011 Plan shall continue to be fully effective.
Section 9. Miscellaneous
(a)	No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Corporation expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the 2011 Plan, except as expressly provided in the applicable Award.

(b)	No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the 2011 Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c)	Effective Date and Duration of the 2011 Plan. The 2011 Plan was adopted by the Board and stockholders of the Corporation and became effective on [________], 2011. Unless earlier terminated by the Board, the 2011 Plan shall terminate on [________], 2021.

(d)	Amendment of 2011 Plan. The Board may amend, suspend or terminate the 2011 Plan or any portion thereof at any time, without shareholder approval, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable requirement of the laws of the jurisdiction of incorporation of the Corporation, any applicable tax requirement, including Section 422 of the Code, any applicable rules or regulation of the Securities and Exchange Commission, including Rule 16b-3 (or any successor rule thereunder), or the rules and regulations of NASDAQ or any other exchange or stock market over which the Corporation’s securities are listed. No amendment shall be made where such amendment increases the total number of shares of Common Stock reserved for issuance of Awards or reduces the minimum exercise price for options or exchange of options for other Awards, unless such change is authorized by the shareholders within one year.

(e)	Governing Law. The provisions of the 2011 Plan shall be governed by and interpreted in accordance with the laws of the jurisdiction of incorporation of the Corporation.

(f)	Indemnity. Neither the Board nor the Committee, nor any members of either, nor any employees of the Corporation or any parent, subsidiary, or other affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to the 2011 Plan, and the Corporation hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Corporation and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

ANNUAL MEETING OF SHAREHOLDERS OF EDAC TECHNOLOGIES CORPORATION April 27, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement, proxy card and 2010 Annual Report to shareholders are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=12542 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS: 2. To approve the EDAC Technologies Corporation 2011 Equity Incentive Plan. THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2 3. To ratify the appointment of CCR LLP as independent auditors of the Company for the fiscal year ending December 31, 2011 THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL NOMINEES EXCEPT (See instructions below) THE BOARD OF DIRECTORS RECOMMENDS A VOTE: “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20730030000000000000 2 042711 O Lee K. Barba O Joseph Lebel O Dominick A. Pagano O John A. Rolls O Christopher R. Sansone O Ross C. Towne O Daniel C. Tracy NOMINEES: INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINEES EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: THE BOARD RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR DIRECTOR.

EDAC TECHNOLOGIES CORPORATION ANNUAL MEETING OF SHAREHOLDERS — APRIL 27, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints each of Glenn L. Purple and Edward J. Samorajczyk, Jr., and each of them, as proxies (with full power of substitution) of the undersigned to attend the Annual Meeting of Shareholders of EDAC Technologies Corporation (the “Company”) to be held on April 27, 2011 at 9:30 a.m., local time, at the offices of the Company, 275 Richard Street, Newington, Connecticut and any adjournment thereof, and to vote the shares of common stock of the Company held by the undersigned on March 2, 2011, as specified on the reverse side and on any other matters that may properly come before said meeting, or any adjournment thereof. This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all nominees for director, and FOR Proposals 2 and 3. (Continued and to be signed on the reverse side)